                                                                    EXHIBIT 99.1


[CONSOLIDATED(R) COMMUNICATIONS LOGO]

COMPANY CONTACT:                                INVESTOR RELATIONS CONTACT:
Stephen Jones                                   Lippert / Heilshorn & Associates
Vice President - Investor Relations             Kirsten Chapman / David Barnard
217-258-9522                                    415-433-3777
investor.relations@consolidated.com             David@lhai-sf.com

    CONSOLIDATED COMMUNICATIONS HOLDINGS REPORTS SECOND QUARTER 2005 RESULTS
       - POST QUARTER RAISED $73.1 MILLION NET PROCEEDS AND COMPLETED IPO
                               RECAPITALIZATION -
             - DSL EXCEEDS 13.3% PENETRATION AND TOPS 33,000 SUBS -
                        - INTEGRATION REMAINS ON TARGET -

Mattoon, IL - August 24, 2005 - Consolidated Communications Holdings, Inc. (Nasdaq: CNSL, Consolidated) today announced results for the second quarter and six months ended June 30, 2005. The company reported revenues of $78.3 million for the second quarter and $158.0 million for the six-month period. Adjusted EBITDA and net cash provided by operating activities for the quarter were $32.7 million and $14.7 million, respectively, and for the six-month period $65.4 million and $29.3 million, respectively.

"Consolidated's strategy is to increase average revenue per user (ARPU) with great customer service and bundled offerings, while driving operational efficiencies, and we are delighted with our progress," said Bob Currey, Consolidated's president and chief executive officer. "The six-month Telephone Operations ARPU increased to over $92, and during the quarter, we continued to realize benefits from our enhanced service offerings, especially with digital subscriber lines (DSL), which increased 56 percent versus a year ago. Our technology investment, including our core internet protocol (IP) backbone, continues on target in support of our focus on broadband service penetration. Our network is over 90 percent DSL capable in both Texas and Illinois and enables us to deliver digital video service (DVS) in Illinois. Although DVS has been offered to only selected Illinois markets and is not currently a significant revenue component, we are experiencing growing interest and intend to continue to roll it out to markets throughout our Illinois service territory later in 2005."

Steve Childers, Consolidated's chief financial officer, said, "During the second quarter, we made significant progress in our strategy to integrate and manage our Illinois and Texas operations as one company. We continue to realize cost efficiencies consistent with our plan. For example on April 30th, we amended our Texas pension and Other Post Employment Benefits (OPEBS) plans to be more market-based and consistent with our Illinois benefit plans. As a result of these actions in the second quarter, we recognized a one-time, non-cash $7.9 million curtailment gain, and expect to realize over $2.0 million in expense savings from the date of the amendment through year-end 2005. On June 30th, we closed our Irving, TX office and, on a consolidated basis, we reduced headcount by 43 for the quarter and by 163 since the TXU Communications Ventures (TXUCV) acquisition closed on April 14, 2004. In addition, we are on schedule with our last major integration project, which is our billing system consolidation. On a year-to-date basis through June 30th, we have spent $4.6 million on non-recurring integration and restructuring activities."

"In July, we completed our initial public offering (IPO), which raised net proceeds to the company of $73.1 million that will be used primarily to redeem $65.0 million face amount of our 9 3/4 % senior notes due 2012 on August 23rd. As a result of this and the amended and restated credit facility that we entered into in conjunction with the IPO, the company's 2005 annualized interest expense would have decreased by approximately $6.0 million had these transactions been completed as of January 1, 2005. We continue to reduce debt on our balance sheet, lowering our total net debt to 3.9 times our last 12-month adjusted EBITDA," added Childers.

On August 22nd, Consolidated executed a $100 million notional amount of floating to fixed interest rate swap arrangements relating to a portion of its $425 million term loan facility. The term loan facility is priced at an annual rate equal to the London interbank offered rate (LIBOR) plus 225 basis points. The six-year agreements, which are effective September 30th, will fix the interest rate on approximately 73 percent of the company's term debt versus approximately 50 percent prior to the swaps.

"This swap transaction manages our interest rate risk and brings our weighted average interest rate to approximately 5.92 percent on our term debt," said Childers.

Currey concluded, "By driving ARPU while garnering additional operational improvements and efficiently deploying our capital, we expect to be able to continue to produce strong results. We are confident in our ability to maintain our cash flow in support of our dividend."

OPERATING STATISTICS AT JUNE 30, 2005
o Total connections were 280,316.
o Total local access lines were 247,258.
o Digital subscriber lines were 33,058.
o Long distance lines were 141,080.
o Total service bundles were approximately 33,300.
o Total Telephone Operations ARPU was $92.46 for the six-month period ended June 30th.

The June 30, 2005 local access line count of 247,258 reflects a six-month decrease of 7,950 lines, which included the expected migration of 4,708 MCIMetro's Internet service provider (ISP) lines from primary rate interface facilities and local T-1 facilities to interconnection trunks. Because these lines did not generate long distance, access or subsidy revenue, the revenue loss associated with the migration is expected to be approximately one-fifth the impact of the same number of commercial access lines. The migration of the MCIMetro's ISP lines in Texas has been completed. The remaining decline of approximately 3,200 local access lines reflects challenging economic conditions, which is reflective of industry trends. Without the effect of the MCI Metro regrooming, on a year-to-date basis, the company would have experienced modest growth in our business access lines and total connections would have increased by 2,371.

DSL continues to perform well, contributing to revenues and increasing strategic product penetration. During the second quarter, DSL grew 7 percent sequentially, which brings the year-over-year increase to 56 percent. Overall total service bundles increased 24 percent year-over-year to approximately 33,300. This growth demonstrates the results of Consolidated's focus on improving the value of bundles and increasing market penetration.

Consolidated made capital expenditures of $9.3 million during the second quarter, bringing the six-month capital expenditures to $14.8 million. At June 30, 2005, Consolidated had $18.1 million in cash and cash equivalents. Capital expenditures for the second half of 2005 are expected to be approximately $18.7 million. Consolidated expects total capital expenditures for 2005 to be approximately $33.5 million. Net cash interest expense is expected to be approximately $20.5 million for the second half of 2005 excluding the redemption premium.

FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER ENDED JUNE 30, 2005

o Revenues were $78.3 million, compared to 2004 revenues of $72.5 million. If TXUCV had been included for the full period in 2004, revenues would have been $81.0 million. Prior period subsidy settlements decreased by $1.5 million compared to the same period in 2004. In addition to the decrease in prior period subsidy settlements, the year-over-year change reflects declines in local services and network access, which were slightly offset by increases in data and internet and other services.

o Telephone Operations contributed 88 percent of revenues, compared to 87 percent for the same period last year.

o Income from operations was $19.9 million, which included a one-time, non-cash $7.9 million curtailment gain associated with the retirement plan amendment recorded in general and administrative expense during the quarter and a $1.9 million increase in depreciation resulting from increased asset valuations associated with the TXUCV acquisition. This compares to the second quarter 2004 income from operations of $12.5 million. If TXUCV had been included for the full period in 2004, income from operations would have been $9.8 million, which included non-recurring expenses of $5.3 million in severance for TXUCV employees and $1.8 million in transaction related costs associated with the acquisition of TXUCV.

o In addition to the revenues and expenses described above, net income for the second quarter 2005 was $7.2 million, which included other income of $2.8 million from a key man life insurance policy and a $2.1 million reduction of interest expense, compared to a loss of $107,000 for the second quarter of 2004. If TXUCV had been included for the full period in 2004, the second quarter 2004 net loss would have been $3.8 million.

o Net income applicable to common shareholders increased to $2.7 million from a loss of $4.1 million, for the second quarter of 2004. Net income applicable to common shareholders represents net income after provision for dividends on redeemable preferred shares of $4.5 million and $4.0 million in the second quarter of 2005 and second quarter of 2004, respectively. Subsequent to the end of the second quarter 2005, all outstanding redeemable preferred shares were converted into 13.6 million common shares concurrent with Consolidated's IPO.

o Adjusted EBITDA was $32.7 million and net cash provided by operating activities was $14.7 million, compared to $34.9 million and $32.0 million, respectively, for the second quarter of 2004, which included the $585,000 in cellular partnership distributions and the aforementioned $1.5 million change in prior period subsidy settlement.

FINANCIAL HIGHLIGHTS FOR THE SIX MONTHS ENDED JUNE 30, 2005

o Revenues were $158.0 million, compared to $106.6 million for the prior year period. If TXUCV had been included for the full period in 2004, revenues would have been $160.5 million. The year-over-year change reflects declines in local services, network access and long distance, which were partially offset by increases in subsidies and data and internet services.

o Telephone Operations contributed 88 percent of revenues, compared to 81 percent for the same period last year.

o Net income was $7.9 million, compared to $1.7 million for the same period in 2004. If TXUCV had been included for the full period in 2004, net income would have been $3.4 million.

o Net loss applicable to common shareholders for the six months ended June 30, 2005 was $1.3 million, versus a loss of $4.6 million for the comparable period in 2004. Net income applicable to common shareholders represents net income after provision for dividends on redeemable preferred shares of $9.1 million and $6.3 million in the six months ended June 30, 2005 and June 30, 2004, respectively.

o Adjusted EBITDA was $65.4 million and net cash provided by operating activities was $29.3 million, compared to $65.2 million and $37.9 million, respectively, for the prior year six-month period.

INITIAL PUBLIC OFFERING AND RELATED TRANSACTIONS

On July 27th, the company completed its IPO of its common stock, and related transactions. The IPO consisted of the sale of 6,000,000 shares of common stock by the company and 12,016,666 shares of common stock sold by certain selling stockholders, 2,350,000 of which were sold pursuant to the underwriters' over-allotment option on August 2nd. Total number of common shares outstanding on August 3rd was 29.7 million. The shares were sold at an IPO price of $13.00 per share resulting in net proceeds to the company of $73.1 million. In connection with the IPO, the borrowers and lenders under the company's existing credit facilities amended and restated the credit agreement to enable the company to pay dividends on its common stock and to provide aggregate financing of up to $455 million consisting of a new term loan D facility of $425 million available as of July 27, 2005 and maturing on October 14, 2011 and a $30 million revolving credit facility maturing on April 14, 2010. The amended and restated revolving credit facility is currently undrawn and remains available for general corporate purposes. The proceeds from the IPO will be used primarily to redeem approximately $65.0 million of the aggregate principal amount of the 9 3/4 % senior notes due 2012, including a redemption premium of 9 3/4 % of the principal amount to be redeemed, to pre-fund expected integration and restructuring costs for 2005 relating the company's acquisition of TXUCV in April 2004 and to pay fees and expenses associated with the IPO and the related transactions.

As a result of the dividend policy that the board of directors adopted effective upon the closing of the IPO, the company currently intends to pay an initial dividend of $0.4089 per share, representing a pro rata portion of the expected dividend for the first year following the closing of the IPO, on or about November 1, 2005 to stockholders of record as of October 15, 2005 and intends to continue to pay quarterly dividends at an annual rate of $1.5495 per share for the first year following the closing of the IPO, subject to various restrictions on the company's ability to do so. In connection with the IPO, the company amended and restated its restricted share plan to, among other things, vest an additional 25 percent of the outstanding restricted shares granted.

The company expects the IPO and related transactions will affect the future results of operations and liquidity. It expects to incur a total of approximately $19.2 million in one-time fees and expenses, of which $9.5 million will be recorded as a reduction in paid in capital and $3.4 million will be recorded as deferred financing costs. It believes it will have a net decrease in interest expense of $6.0 million per year; a $1.1 million net increase in deferred financing costs; $18.9 million less in scheduled amortization payments due to the elimination of the requirement to amortize outstanding principal amounts; and no longer be required to prepay its term loans with 50 percent of its excess cash flow. The company expects to incur approximately $1.0 million in incremental, ongoing, selling, general and administrative expenses associated with being a public company. It expects to have $5.0 million less annually in selling, general and administrative expenses in connection with the termination of two professional service agreements upon the closing of the IPO. It will have incurred non-cash compensation expense of $6.4 million as a result of the amendment and restatement of its restricted share plan in connection with the IPO. In the future, it expects to incur an additional $6.4 million of non-cash compensation expenses under the restricted share plan that will be recognized ratably over the remaining three year vesting period of the outstanding restricted shares. And it expects to pay aggregate dividends of $46.0 million in the year following the closing of the IPO.

CONFERENCE CALL INFORMATION

The company will host a conference call and simultaneous webcast today at 11:00 a.m. Eastern Daylight Time / 10:00 a.m. Central Daylight Time. The call is being webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.consolidated.com. The webcast will be available for a period of 90 days after the conference call. If you do not have internet access, the conference call dial-in number is 1-800-642-1783. International parties can access the call by dialing 1-706-679-5600. A telephonic replay of the conference call will also be available starting two hours after completion of the call until August 26, 2005 at midnight EDT. To hear the replay, parties in the United

States and Canada should call 1-800-642-1687 and enter pass code 8655154. International parties should call 1-706-645-9291 and enter pass code 8655154.

COMPANY STRUCTURE

In connection with the IPO, the company affected a reorganization, which resulted in Consolidated Communications Holdings, Inc. (CCHI) becoming the new holding company, in place of Homebase Acquisition, LLC (Homebase), among other things. In the reorganization, Consolidated Communications Texas Holdings, Inc. (Texas Holding) first merged into Consolidated Communications Illinois Holdings, Inc. (Illinois Holdings) and then Homebase merged into Illinois Holdings, in each case, with Illinois Holdings being the entity surviving the mergers. As a result of the mergers, Illinois Holdings succeeded to the obligations of Texas Holdings, as co-issuer, under the senior notes and the indenture and to the obligations of Homebase under its guarantee of the senior notes and the credit facilities. Illinois Holdings amended and restated its certificate of incorporation to, among other things, change its name from Consolidated Communications Illinois Holdings, Inc. to Consolidated Communications Holdings, Inc. (CCHI).

These results, and this press release, present the results of Homebase on a consolidated basis, except as stated otherwise. Homebase was the predecessor holding company prior to the IPO, which closed on July 27, 2005 as described.

USE OF NON-GAAP FINANCIAL MEASURES

This press release includes disclosures regarding "Adjusted EBITDA", and "total net debt to last 12-month Adjusted EBITDA ratio, both of which are non-GAAP financial measures. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measure presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA, which corresponds to pro forma Bank EBITDA as used and defined in the prospectus dated July 21, 2005 filed in connection with the IPO is comprised of historical Adjusted EBITDA; adjustments to give effect to the TXUCV acquisition; and further adjustments permitted and contemplated by our amended and restated credit facilities.

Historical Adjusted EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis, without giving effect to the TXUCV acquisition, the offering and the related transactions. The company believes net cash provided by operating activities is the most directly comparable financial measure to Adjusted EBITDA under generally accepted accounting principles GAAP. The company presents Adjusted EBITDA for several reasons. Management believes Adjusted EBITDA is useful as a means to evaluate our ability to pay the estimated cash needs and pay dividends. In addition, the company has presented Adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA is also a component of the restrictive covenants and financial ratios contained and will be contained in the agreements governing our debt that will require the company to maintain compliance with these covenants and will limit certain activities, such as its ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA after giving effect to specified charges. As a result, management believes the presentation of Adjusted EBITDA as supplemented by these other items provides important additional information to investors. In addition, Adjusted EBITDA provides the board of directors meaningful information to determine, with other data, assumptions and considerations, the dividend policy and the company's ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

EBITDA is a non-GAAP financial measure. Accordingly, it should not be construed as an alternative to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and is not on its own necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

To give pro forma effect to the TXUCV acquisition as if it had occurred on the first day of the periods presented, the company has made two sets of adjustments. First, because the operating results of TXUCV are not reflected in the company's historical Adjusted EBITDA and financial results for the period prior to the date of its acquisition (January 1, 2004 through April 13, 2004), CCI Texas' historical Adjusted EBITDA for this period has been added to the company's historical Adjusted EBITDA. Second, the company made pro forma adjustments to the selling, general and administrative expenses to reflect (1) a reduction in costs due to the termination of certain TXUCV employees upon the closing of the acquisition and (2) incremental professional service fees paid to certain equity investors pursuant to a new professional services agreement entered into in connection with the TXUCV acquisition.

Finally, when calculating Adjusted EBITDA in accordance with the amended and restated credit agreement, it excludes the effect of certain items that are not expected to affect the ongoing ability to pay interest on our debt or pay dividends on our common stock. Specifically, the amended and restated credit agreement does not give effect to the following: (1) retention bonuses paid to keep certain key TXUCV employees while it was being prepared for sale; (2) severance paid to employees terminated in connection with the TXUCV acquisition;
(3) certain transaction costs incurred by TXUCV in connection with its sale; (4) professional services fees that terminated upon the consummation of our initial public offering; (5) the equity earnings from our investments in cellular partnerships, dividend income and other miscellaneous non-operating items; and
(6) certain non-cash charges, such as the pension curtailment. However, the amended and restated credit agreement does give effect to cash distributions received from our cellular partnership investments. Each of these adjustments is described in the attached reconciliations.

Because Adjusted EBITDA is a component of the ratio of total net debt to last 12-month Adjusted EBITDA, it is subject to the material limitations discussed above, and the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes that this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future and to enable investors, securities analysts and other interested parties to evaluate the company against its industry peers.

Management believes Adjusted EBITDA is a useful measure because our amended and restated credit agreement will restrict the company's ability to pay dividends directly in proportion to the amount of Adjusted EBITDA that the company generates and the compliance with a total net leverage ratio, among other things. While the company is also restricted from paying dividends under the indenture governing our senior notes, the indenture is less restrictive than the amended and restated credit facilities.

Adjusted EBITDA does not include approximately $1.0 million in incremental, ongoing expenses associated with being a public company, nor does it give effect to the IPO and the related transactions.

ABOUT CONSOLIDATED

Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing communications services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in their local markets for over 100 years. With approximately 247,000 local access lines and over 33,000 digital subscriber lines (DSL), Consolidated Communications offers a wide range of telecommunications services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. Consolidated Communications is the 15th largest local telephone company in the United States.

SAFE HARBOR

Any statements contained in this pres release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words "anticipates", "believes", "expects", "intends", "plans", "estimates", "targets", "projects", "should", "may", "will" and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, CCHI's current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks include, but are not limited to the following: various risks to stockholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to our current dividend policy; various risks to the price and volatility of our common stock; our substantial amount of debt and our ability to incur additional debt in the future; our need for a significant amount of cash to service and repay our debt and to pay dividends on our common stock; restrictions contained in our debt agreements that limit the discretion of our management in operating our business; the ability to refinance our existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the integration of TXUCV; risks associated with our possible pursuit of acquisitions; economic conditions in our service areas in Illinois and Texas; system failures; loss of large customers or government contracts; risks associated with the rights-of-way for our network; disruptions in our relationship with third party vendors; loss of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access changes for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations.

Many of these risks are beyond our ability to control or predict. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and our filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.


                                - Tables Follow -

                                 CONSOLIDATED COMMUNICATIONS
                            CONDENSED CONSOLIDATED BALANCE SHEETS
                                    (Dollars in thousands)


                                                            JUNE 30,       DECEMBER 31,
                                                              2005            2004
                                                          -----------      ------------
                                                          (Unaudited)
 ASSETS
 Current assets:
   Cash and cash equivalents                              $    18,145      $     52,084
   Accounts receivable, net                                    31,897            33,817
   Prepaid expenses and other current assets                   17,974            12,986
                                                          -----------      ------------
 Total current assets                                          68,016            98,887

 Property, plant and equipment, net                           344,834           360,760
 Intangibles and other assets                                 546,817           546,452
                                                          -----------      ------------
 Total assets                                             $   959,667      $  1,006,099
                                                          ===========      ============

 LIABILITIES AND MEMBERS' DEFICIT
 Current liabilities:
   Current portion of long-term debt                      $    19,399      $     41,079
   Accounts payable                                            10,593            11,176
   Accrued expenses and other current liabilities              37,300            45,312
                                                          -----------      ------------
 Total current liabilities                                     67,292            97,567

 Long-term debt less current maturities                       599,913           588,342
 Other long-term liabilities                                  131,892           131,225
                                                          -----------      ------------
 Total liabilities                                            799,097           817,134
                                                          -----------      ------------
 Minority interests                                             2,639             2,291
                                                          -----------      ------------
 Redeemable preferred shares:
   Class A, redeemable preferred shares, $1 par value         177,090           205,469
 Common members' deficit:
   Common shares, no par value                                     --                --
   Paid in capital                                                 46                58
   Accumulated deficit                                        (20,372)          (19,111)
   Accumulated other comprehensive income (loss)                1,167               258
                                                          -----------      ------------
Total common members' deficit                                 (19,159)          (18,795)
                                                          -----------      ------------
Total liabilities and members' deficit                    $   959,667      $  1,006,099
                                                          ===========      ============

                           CONSOLIDATED COMMUNICATIONS
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)
                                   (Unaudited)


                                              THREE MONTHS ENDED             SIX MONTHS ENDED
                                                   JUNE 30,                      JUNE 30,
                                           ------------------------      ------------------------
                                              2005           2004           2005           2004
                                           ---------      ---------      ---------      ---------
Revenues                                   $  78,264      $  72,538      $ 158,036      $ 106,605
Operating expenses:
  Cost of services and products               24,353         22,401         48,770         34,775
  Selling, general and administrative
      expenses                                16,902         22,441         43,098         33,030
  Depreciation and amortization               17,114         15,176         33,932         20,542
                                           ---------      ---------      ---------      ---------
Income from operations                        19,895         12,520         32,236         18,258
Other income (expense):
  Interest expense, net                      (11,557)       (13,823)       (22,998)       (16,620)
  Other income, net                            3,206            839          3,593            839
                                           ---------      ---------      ---------      ---------
Income (loss) before income taxes             11,544           (464)        12,831          2,477
Income tax (benefit) expense                   4,385           (357)         4,971            820
                                           ---------      ---------      ---------      ---------
Net income (loss)                              7,159           (107)         7,860          1,657
Dividends on redeemable preferred
   shares                                     (4,498)        (4,019)        (9,121)        (6,293)
                                           ---------      ---------      ---------      ---------
Net income (loss) applicable to common
   shareholders                            $   2,661      $  (4,126)     $  (1,261)     $  (4,636)
                                           =========      =========      =========      =========

                           CONSOLIDATED COMMUNICATIONS
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                   (Unaudited)

                                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                    JUNE 30,                       JUNE 30,
                                                            ------------------------      ------------------------
                                                               2005           2004          2005            2004
                                                            ---------      ---------      ---------      ---------
OPERATING ACTIVITIES
   Net income (loss)                                        $   7,159      $    (107)     $   7,860      $   1,657
   Adjustments to reconcile net income to cash provided
   by operating activities:
      Depreciation and amortization                            17,114         15,176         33,932         20,542
      Pension curtailment gain                                 (7,880)            --         (7,880)            --
      Other adjustments, net                                    4,816          5,727          8,514          6,957
   Changes in operating assets and liabilities, net            (6,554)        11,213        (13,159)         8,723
                                                            ---------      ---------      ---------      ---------
         Net cash provided by operating activities             14,655         32,009         29,267         37,879
                                                            ---------      ---------      ---------      ---------
INVESTING ACTIVITIES
      Capital expenditures                                     (9,297)        (7,038)       (14,830)        (9,775)
      Acquisition, net of cash acquired                            --       (524,090)            --       (524,090)
                                                            ---------      ---------      ---------      ---------
         Net cash used in investing activities                 (9,297)      (531,128)       (14,830)      (533,865)
                                                            ---------      ---------      ---------      ---------
FINANCING ACTIVITIES
      Capital contributions from investors                         --         89,058             --         89,058
      Proceeds from long-term obligations                          --        637,000             --        637,000
      Payments made on long-term obligations                   (5,597)      (178,068)       (10,109)      (180,643)
      Payment of deferred financing costs                        (642)       (18,956)          (755)       (18,956)
      Purchase of treasury shares                                 (12)            --            (12)            --
      Distribution to preferred shareholders                  (37,500)            --        (37,500)            --
                                                            ---------      ---------      ---------      ---------
         Net cash provided by (used in) financing
         activities                                           (43,751)       529,034        (48,376)       526,459
                                                            ---------      ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents          (38,393)        29,915        (33,939)        30,473
Cash and cash equivalents at beginning of period               56,538         10,700         52,084         10,142
                                                            ---------      ---------      ---------      ---------
Cash and cash equivalents at end of period                  $  18,145      $  40,615      $  18,145      $  40,615
                                                            =========      =========      =========      =========

                           CONSOLIDATED COMMUNICATIONS
                     SCHEDULE OF ADJUSTED EBITDA CALCULATION
                             (Dollars in thousands)
                                   (Unaudited)


                                                  THREE MONTHS ENDED           SIX MONTHS ENDED
                                                       JUNE 30,                    JUNE 30,
                                                ----------------------      ----------------------
                                                  2005          2004          2005          2004
                                                --------      --------      --------      --------
Historical Adjusted EBITDA
Net cash provided by operating activities       $ 14,655      $ 32,009      $ 29,267      $ 37,879
Adjustments:
  Pension curtailment gain                         7,880            --         7,880            --
  Other adjustments, net                          (4,816)       (5,727)       (8,514)       (6,957)
Changes in operating assets and liabilities        6,554       (11,213)       13,159        (8,723)
Interest expense, net                             11,557        13,823        22,998        16,620
Income taxes                                       4,385          (357)        4,971           820
                                                --------      --------      --------      --------
Consolidated EBITDA (1)                           40,215        28,535        69,761        39,639
CCI Texas EBITDA (2)                                  --        (2,384)           --        15,538
                                                --------      --------      --------      --------
Pro Forma EBITDA (3)                              40,215        26,151        69,761        55,177
Adjustments to EBITDA
   Transaction costs associated
    with TXUCV acquisition (4)                        --         7,146            --         8,205
  Integration and restructuring (5)                2,325         1,073         4,575         1,073
  Professional service fees (6)                    1,250         1,135         2,500         1,635
  Other, net (7)                                  (3,206)       (1,168)       (3,593)       (1,944)
  Partnership distributions (8)                       --           585            --         1,096
  Affect of pension curtailment (9)               (7,880)           --        (7,880)           --
                                                --------      --------      --------      --------
ADJUSTED EBITDA                                 $ 32,704      $ 34,922      $ 65,363      $ 65,242
                                                ========      ========      ========      ========


FOOTNOTES FOR ADJUSTED EBITDA

1. Consolidated's Adjusted EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis, without giving effect to the TXUCV acquisition.

2. CCI Texas EBITDA represents the EBITDA of the predecessor to CCI Texas for the periods from April 1, 2004 through April 13, 2004 and from January 1, 2004 through April 13, 2004, respectively, since the operating results of CCI Texas are not reflected in our historical EBITDA for the periods prior to acquisition on April 13, 2004.

3. Pro forma EBITDA represents our historical EBITDA as adjusted for the TXUCV acquisition.

4. During 2004 TXUCV incurred costs, which, due to the unusual and non-recurring nature of these expenses, are excluded from Adjusted EBITDA. These expenses include retention bonuses to keep key employees to run its day-to-day operations while it was being prepared for sale; severance costs primarily associated with employee terminations associated with the TXUCV acquisition; and other costs associated with its sale.

5. In connection with the TXUCV acquisition, we are incurring certain one-time expenses associated with integrating and restructuring the CCI Texas and CCI Illinois businesses. Because of the unusual and non-recurring nature of these expenses, they are excluded from Adjusted EBITDA.

6. Represents the aggregate professional service fees paid to certain large equity investors prior to our initial public offering. Upon closing of the initial public offering, these agreements terminated.

7. Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items.

8. For purposes of calculating Adjusted EBITDA, we include all dividends and other distributions received from our cellular partnership investments. Partnership distributions included in the calculation of Adjusted EBITDA assumes that the TXUCV acquisition occurred on the first day of the periods presented.

9. Represents a one-time, non-cash $7.9 million curtailment gain associated with the amendment of our retirement plan. The gain was recorded in general and administrative expenses. However, because the gain is non-cash and non-recurring, it is excluded from adjusted EBITDA.

                           CONSOLIDATED COMMUNICATIONS
                          COMBINED REVENUE BY CATEGORY
                       (Dollars in thousands, except ARPU)
                                   (Unaudited)


                                                                THREE MONTHS ENDED
                                   ---------------------------------------------------------------------------
                                     AS PRESENTED     APRIL 1, 2004 TO        COMBINED
                                    JUNE 30, 2004      APRIL 13, 2004       JUNE 30, 2004      JUNE 30, 2005
                                   ---------------    ----------------     ---------------    ----------------
CCI ILLINOIS REVENUES:
Telephone Operations
  Local calling services           $         8,710     $            --     $         8,710     $         8,168
  Network access services                    7,607                  --               7,607               6,411
  Subsidies                                  1,566                  --               1,566               2,721
  Long distance services                     1,869                  --               1,869               1,569
  Data and Internet services                 2,681                  --               2,681               2,643
  Other services                             1,034                  --               1,034                 995
                                   ---------------    ----------------     ---------------    ----------------
Total Telephone Operations                  23,467                  --              23,467              22,507
Other Operations                             9,562                  --               9,562               9,720
                                   ---------------    ----------------     ---------------    ----------------
Total Operating Revenues           $        33,029     $            --     $        33,029    $         32,227
                                   ===============    ================     ===============    ================

CCI TEXAS REVENUES:
Telephone Operations
  Local calling services           $        12,589     $         2,426     $        15,015     $        14,281
  Network access services                    7,239               1,608               8,847               8,935
  Subsidies                                  8,578               2,462              11,040               9,346
  Long distance services                     2,269                 450               2,719               2,633
  Data and Internet services                 2,957                 465               3,422               3,635
  Other services                             5,877               1,078               6,955               7,207
                                   ---------------    ----------------     ---------------    ----------------
Total Telephone Operations                  39,509               8,489              47,998              46,037
Other Operations                                --                  --                  --                  --
                                   ---------------    ----------------     ---------------    ----------------
Total Operating Revenues           $        39,509     $         8,489     $        47,998     $        46,037
                                   ===============    ================     ===============    ================

TOTAL REVENUES:
Telephone Operations
  Local calling services           $        21,299     $         2,426     $        23,725     $        22,449
  Network access services                   14,846               1,608              16,454              15,346
  Subsidies                                 10,144               2,462              12,606              12,067
  Long distance services                     4,138                 450               4,588               4,202
  Data and Internet services                 5,638                 465               6,103               6,278
  Other services                             6,911               1,078               7,989               8,202
                                   ---------------    ----------------     ---------------    ----------------
Total Telephone Operations                  62,976               8,489              71,465              68,544
Other Operations                             9,562                  --               9,562               9,720
                                   ---------------    ----------------     ---------------    ----------------
Total Operating Revenues           $        72,538     $         8,489     $        81,027     $        78,264
                                   ===============    ================     ===============    ================

Monthly Telephone Operations
 ARPU (a)                                                                  $         91.35     $         91.66
                                                                           ===============    ================

(a) ARPU is defined as total telephone operations revenue, divided by the average access lines for the period, divided by the number of months in the period

                           CONSOLIDATED COMMUNICATIONS
                          COMBINED REVENUE BY CATEGORY
                       (Dollars in thousands, except ARPU)
                                   (Unaudited)


                                                                           SIX MONTHS ENDED
                                          -------------------------------------------------------------------------------
                                          AS PRESENTED        APRIL 1, 2004 TO         COMBINED
                                          JUNE 30, 2004        APRIL 13, 2004        JUNE 30, 2004        JUNE 30, 2005
                                          ----------------    -----------------     ----------------     ----------------
CCI ILLINOIS REVENUES:
Telephone Operations
  Local calling services                  $         17,189     $             --     $         17,189     $         16,501
  Network access services                           14,180                   --               14,180               13,166
  Subsidies                                          3,840                   --                3,840                6,914
  Long distance services                             3,860                   --                3,860                3,452
  Data and Internet services                         5,210                   --                5,210                5,278
  Other services                                     2,071                   --                2,071                1,961
                                          ----------------    -----------------     ----------------     ----------------
Total Telephone Operations                          46,350                   --               46,350               47,272
Other Operations                                    20,746                   --               20,746               18,473
                                          ----------------    -----------------     ----------------     ----------------
Total Operating Revenues                  $         67,096     $             --     $         67,096     $         65,745
                                          ================    =================     ================     ================

CCI TEXAS REVENUES:
Telephone Operations
  Local calling services                  $         12,589     $         16,932     $         29,521     $         28,536
  Network access services                            7,239               10,610               17,849               18,508
  Subsidies                                          8,578               10,993               19,571               18,877
  Long distance services                             2,269                3,402                5,671                4,706
  Data and Internet services                         2,957                3,923                6,880                7,528
  Other services                                     5,877                7,995               13,872               14,136
                                          ----------------    -----------------     ----------------     ----------------
Total Telephone Operations                          39,509               53,855               93,364               92,291
Other Operations                                        --                   --                   --                   --
                                          ----------------    -----------------     ----------------     ----------------
Total Operating Revenues                  $         39,509     $         53,855     $         93,364     $         92,291
                                          ================    =================     ================     ================

TOTAL COMPANY REVENUES:
Telephone Operations
  Local calling services                  $         29,778     $         16,932     $         46,710     $         45,037
  Network access services                           21,419               10,610               32,029               31,674
  Subsidies                                         12,418               10,993               23,411               25,791
  Long distance services                             6,129                3,402                9,531                8,158
  Data and Internet services                         8,167                3,923               12,090               12,806
  Other services                                     7,948                7,995               15,943               16,097
                                          ----------------    -----------------     ----------------     ----------------
Total Telephone Operations                          85,859               53,855              139,714              139,563
Other Operations                                    20,746                   --               20,746               18,473
                                          ----------------    -----------------     ----------------     ----------------
Total Operating Revenues                  $        106,605     $         53,855     $        160,460     $        158,036
                                          ================    =================     ================     ================

Monthly Telephone Operations ARPU (a)                                               $          89.05     $          92.46
                                                                                    ================     ================


(a) ARPU is defined as total telephone operations revenue, divided by the average access lines for the period, divided by the number of months in the period

                           CONSOLIDATED COMMUNICATIONS
                2004 CONDENSED COMBINING STATEMENTS OF OPERATIONS
                             (Dollars in thousands)
                                   (Unaudited)


                                                    THREE MONTHS ENDED                            SIX MONTHS ENDED
                                                      JUNE 30, 2004                                JUNE 30, 2004
                                        ------------------------------------------   ------------------------------------------
                                         PREDECESSOR                                  PREDECESSOR
                                        TO CCI-TEXAS   AS PRESENTED   2ND QUARTER    TO CCI-TEXAS   AS PRESENTED   2ND QUARTER
                                         4/1 - 4/13     4/14 - 6/30     COMBINED       1/1 - 4/13    4/14 - 6/30      COMBINED
                                        ------------   ------------   ------------   ------------   ------------   ------------
Revenues                                $      8,489   $     72,538   $     81,027   $     53,855   $    106,605   $    160,460
Operating expenses:
   Cost of services and products               2,162         22,401         24,563         15,296         34,775         50,071
   Selling, general and administrative
       expenses                                9,052         22,441         31,493         24,138         33,030         57,168
   Asset impairment                              (12)            --            (12)           (12)            --            (12)
   Depreciation and amortization                 (26)        15,176         15,150          8,124         20,542         28,666
                                        ------------   ------------   ------------   ------------   ------------   ------------
Income (loss) from operations                 (2,687)        12,520          9,833          6,309         18,258         24,567
Other income (expense):
   Interest expense, net                      (2,084)       (13,823)       (15,907)        (3,158)       (16,620)       (19,778)
   Other income, net                             329            839          1,168          1,105            839          1,944
                                        ------------   ------------   ------------   ------------   ------------   ------------
Income (loss) before income taxes             (4,442)          (464)        (4,906)         4,256          2,477          6,733
Income tax (benefit) expense                    (750)          (357)        (1,107)         2,473            820          3,293
                                        ------------   ------------   ------------   ------------   ------------   ------------

Net income (loss)                       $     (3,692)  $       (107)  $     (3,799)  $      1,783   $      1,657   $      3,440
                                        ============   ============   ============   ============   ============   ============

                           CONSOLIDATED COMMUNICATIONS
                            KEY OPERATING STATISTICS


                                     JUNE 30,     DECEMBER 31,      JUNE 30,
                                       2004           2004            2005
                                     --------     ------------      --------
CCI ILLINOIS:
Local access lines in service
  Residential                         57,233            55,627        54,396
  Business                            31,844            31,255        31,170
                                     --------     ------------      --------
Total local access lines              89,077            86,882        85,566
DSL subscribers                        9,029            10,794        12,815
                                     --------     ------------      --------
Total connections                     98,106            97,676        98,381
                                     ========     ============      ========

Long distance subscribers             52,141            54,345        55,650
Dial-up subscribers                    8,655             7,846         7,111
Service bundles (approximate)          8,000             9,000         9,800

CCI TEXAS:
Local access lines in service
  Residential                        115,286           113,151       111,105
  Business                            54,807            55,175        50,587
                                     --------     ------------      --------
Total local access lines             170,093           168,326       161,692
DSL subscribers                       12,130            16,651        20,243
                                     --------     ------------      --------
Total connections                    182,223           184,977       181,935
                                     ========     ============      ========

Long distance subscribers             85,068            84,332        85,430
Dial-up subscribers                   17,349            13,333        10,917
Service bundles (approximate)         18,900            21,300        23,500

TOTAL COMPANY:
Local access lines in service
  Residential                        172,519           168,778       165,501
  Business                            86,651            86,430        81,757
                                     --------     ------------      --------
Total local access lines             259,170           255,208       247,258
DSL subscribers                       21,159            27,445        33,058
                                     --------     ------------      --------
Total connections                    280,329           282,653       280,316
                                     ========     ============      ========

Long distance subscribers            137,209           138,677       141,080
Dial-up subscribers                   26,004            21,179        18,028
Service bundles (approximate)         26,900            30,300        33,300


Notes:

Service bundles are equal to the number of customers who have selected one of our service packages.

                           CONSOLIDATED COMMUNICATIONS
                              TOTAL DEBT TO EBITDA
                             (Dollars in thousands)
                                   (unaudited)


                                                          SIX MONTHS ENDED JUNE 30,            TWELVE MONTHS ENDED
                                                            2005              2004         12/31/2004        6/30/2005
                                                         -----------      -----------      -----------      -----------
Historical EBITDA
Net cash provided by operating activities                $    29,267      $    37,879      $    79,766      $    71,154
Adjustments:
  Pension curtailment gain                                     7,880               --                             7,880
  Other adjustments, net                                      (8,514)          (6,957)         (21,960)         (23,517)
Changes in operating assets and liabilities                   13,159           (8,723)          (4,427)          17,455
Interest expense, net                                         22,998           16,620           39,551           45,929
Income taxes                                                   4,971              820              232            4,383
                                                         -----------      -----------      -----------      -----------
Homebase EBITDA                                               69,761           39,639           93,162          123,284
CCI Texas EBITDA                                                  --           15,538           15,538               --
                                                         -----------      -----------      -----------      -----------
Combined EBITDA                                               69,761           55,177          108,700          123,284
                                                         -----------      -----------      -----------      -----------

Adjustments to EBITDA

  Transaction costs associated with TXUCV acquisition             --            8,205            8,205               --
  Integration and restructuring                                4,575            1,073            7,009           10,511
  Professional service fees                                    2,500            1,635            4,135            5,000
  Other, net                                                  (3,593)          (1,944)          (4,764)          (6,413)
  Partnership distributions                                       --            1,096            4,135            3,039
  Restructuring, asset impairment and other                   (7,880)              --           11,578            3,698
                                                         -----------      -----------      -----------      -----------

ADJUSTED EBITDA                                          $    65,363      $    65,242      $   138,998      $   139,119
                                                         ===========      ===========      ===========      ===========

Summary of outstanding debt (1)
Senior notes                                             $   135,000
Term loan D                                                  425,000
                                                         -----------
Total debt as of June 30, 2005                               560,000
Less cash on hand                                            (18,145)
                                                         -----------
Total net debt as of June 30, 2005                       $   541,855
                                                         ===========

Total net debt to EBITDA for the twelve
 months ending June 30, 2005                                     3.9


(1)  Assumes that the IPO and related transactions occurred as of June 30, 2005